Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-215842 and No. 333-221617 on Forms S-8 and Registration Statement No. 333-224697 on Form S-3, of our reports dated February 27, 2019, relating to the financial statements of Invitation Homes Inc. and subsidiaries, and the effectiveness of Invitation Homes Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Invitation Homes Inc. for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP
Dallas, Texas
February 27, 2019